UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 14, 2022 (July 13, 2022)

VAALCO Energy, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32167 (Commission File Number)	76-0274813 (I.R.S. Employer Identification No.)
9800 Richmond Avenue, Suite 700 Houston, Texas (Address of principal executive offices)		77042 (zip code)

 (713) 623-0801
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10	EGY	New York Stock Exchange
Common Stock, par value $0.10	EGY	London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Arrangement Agreement

On July 13, 2022, VAALCO Energy, Inc., a Delaware corporation (“VAALCO”) and VAALCO Energy Canada ULC (“AcquireCo”), an Alberta unlimited liability company and an indirect wholly-owned subsidiary of VAALCO, entered into an Arrangement Agreement (the “Arrangement Agreement”) with TransGlobe Energy Corporation, an Alberta corporation (“TransGlobe”), pursuant to which, among other things, AcquireCo will acquire all of the issued and outstanding common shares of TransGlobe (the “Arrangement”) with TransGlobe continuing as a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO. The Arrangement will be implemented by way of a plan of arrangement (the “Plan of Arrangement”) in accordance with the Business Corporations Act (Alberta) (the “ABCA”) and is subject to approval by the Court of Queen’s Bench of Alberta (the “Court”), the stockholders of VAALCO and the shareholders of TransGlobe, among other customary conditions for a transaction of this nature and size.

On the terms and subject to the conditions of the Arrangement Agreement and the Plan of Arrangement, at the effective time of the Arrangement (the “Effective Time”), each common share of TransGlobe that is issued and outstanding immediately prior to the Effective Time will be deemed to be transferred and assigned to AcquireCo in exchange for 0.6727 of a share  (“Exchange Ratio”) of VAALCO common stock, par value $0.10 per share (“VAALCO Common Stock”) (the “Consideration”). No fractional shares of VAALCO Common Stock will be issued in the Arrangement, and TransGlobe’s shareholders will receive cash in lieu of any fractional shares of VAALCO Common Stock. Any shares in respect of which dissent rights have been properly exercised and not withdrawn pursuant to Section 191 of the ABCA, will be deemed to be transferred and assigned to VAALCO, but will not be entitled to the Consideration and will, instead, be subject to dissent rights under the ABCA, as modified by the Plan of Arrangement and the interim order of the Court.

At the Effective Time, on the terms and subject to the conditions of the Arrangement Agreement and the Plan of Arrangement, each option to acquire TransGlobe shares granted under the TransGlobe stock option plan, last amended May 10, 2016, that is outstanding immediately prior to the Effective Time shall be deemed to be fully and unconditionally vested and exercisable and cancelled in exchange for a cash payment from TransGlobe equal to the amount (if any) by which (x) the product of the volume weighted average price of a share of VAALCO Common Stock on The New York Stock Exchange (the “NYSE”) for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the effective date (“Closing VWAP”) multiplied by the Exchange Ratio exceeds (y) the exercise price of thereof.  At the Effective Time, on the terms and subject to the conditions of the Arrangement Agreement and the Plan of Arrangement, each (i) deferred share unit (each, a “DSU”) issued under the TransGlobe DSU plan, dated May 20, 2014, held by persons other than the three directors of TransGlobe who will be appointed to the VAALCO board of directors; (ii) performance share unit (each, a “PSU”) issued under TransGlobe’s PSU plan, dated May 16, 2014 and last amended March 8, 2017, held by TransGlobe’s departing employees; and (iii) restricted stock unit (each, a “RSU”) issued under TransGlobe’s RSU plan, dated May 16, 2014 and last amended May 10, 2016, held by TransGlobe’s departing employees shall be deemed to be fully and unconditionally vested (at the applicable vesting percentage, in the case of PSUs) and cancelled in exchange for a cash payment from TransGlobe equal to the product of the Closing VWAP multiplied by the Exchange Ratio.  All DSUs, PSUs and RSUs not described in the preceding sentence that are outstanding immediately prior to the Effective Time shall remain outstanding and the terms of such DSUs, RSUs and PSUs will continue to be governed by the applicable plan and each such applicable plan will be amended pursuant to the terms of the applicable plan so as to substitute for common shares of TransGlobe underlying such DSU, RSU and PSU, a number of shares of VAALCO Common Stock in an amount equal to (a) the number of common shares of TransGlobe underlying such DSU, RSU or PSU, multiplied by (b) the Exchange Ratio.

Pursuant to the Arrangement Agreement, at the Effective Time, the board of directors of VAALCO (the “Board of Directors”) will be comprised of four members of VAALCO’s existing Board of Directors namely Andrew L. Fawthrop, George Maxwell, Cathy Stubbs and Fabrice Nze-Bekale; and three members of TransGlobe’s existing board of directors: David Cook, Edward LaFehr and Tim Marchant. Andrew L. Fawthrop, VAALCO’s Chair of the Board of Directors, will continue as the Chair of the Board of Directors. VAALCO Common Stock will continue to be listed on the NYSE and the London Stock Exchange  (the “LSE”). The consummation of the Arrangement will result in VAALCO stockholders owning approximately 54.5%, and TransGlobe shareholders owning approximately 45.5%, of the combined company, calculated based on vested outstanding shares of each company outstanding as of the date of the Arrangement Agreement.

Each of VAALCO and TransGlobe has made customary representations and warranties and covenants in the Arrangement Agreement, including covenants regarding the conduct of their respective businesses prior to the closing of the Arrangement.

The shareholders of TransGlobe will be asked to approve the Arrangement (the “TransGlobe Resolution”) at a shareholder meeting, and the stockholders of VAALCO will be asked to approve (i) the issuance of shares of VAALCO Common Stock as Consideration for the Arrangement (the “Consideration Shares”) (the “VAALCO Share Issuance Resolution”); and (ii) an amendment to VAALCO’s certificate of incorporation to increase the size of VAALCO’s authorized share capital (the “VAALCO Amendment Resolution” and, together with the VAALCO Share Issuance Resolution, the “VAALCO Resolutions”) at a stockholder meeting. VAALCO will use commercially reasonable efforts to schedule its stockholder meeting as promptly as reasonably practicable following clearance by the Securities and Exchange Commission (the “SEC”) of VAALCO’s proxy statement relating to such meeting and on the same date as the TransGlobe’s shareholder meeting.  TransGlobe will use its commercially reasonable efforts to schedule its shareholder meeting on the same date as VAALCO’s stockholder meeting.

The closing of the Arrangement is conditioned on the adoption of (i) the TransGlobe Resolution by the affirmative vote of two-thirds of the TransGlobe shareholders who vote (in person or by proxy) at the TransGlobe meeting and, if required under Canadian securities laws, a simple majority of the votes cast on the TransGlobe Resolution by TransGlobe shareholders who vote (in person or by proxy) at the TransGlobe meeting after excluding the votes cast by those persons whose votes are required to be excluded in accordance with Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (the “TransGlobe Shareholder Approval”); and (ii)(A) the VAALCO Share Issuance Resolution by the affirmative vote of the holders of a majority of shares of VAALCO Common Stock who, being present or voting by proxy and entitled to vote at the VAALCO stockholders meeting, cast votes affirmatively or negatively on the VAALCO Share Issuance Resolution; and (B) the VAALCO Amendment Resolution by the affirmative vote of the holders of a majority of the outstanding shares of VAALCO Common Stock entitled to vote at the VAALCO stockholders meeting (the “VAALCO Stockholder Approval”). Consummation of the Arrangement is also subject to (a) the approval of the Arrangement by the Court in form and substance acceptable to each of VAALCO and TransGlobe, acting reasonably; (b) the absence of any law, injunction or other governmental order that prohibits the consummation of the Arrangement; (c) the approval for listing on the NYSE of the Consideration Shares; (d) the U.K. Financial Conduct Authority (the “FCA”) shall have acknowledged that the application for admission of VAALCO’s enlarged share capital has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (“U.K. Listing Conditions”)), such admission will become effective as soon as a dealing notice has been issued by the FCA and any U.K. Listing Conditions having been satisfied; (e) the LSE shall have acknowledged that the conditions to VAALCO’s enlarged share capital being admitted to trading on the standard segment of the main market of the LSE have been satisfied; (f) the availability of an exemption of Consideration Shares from the registration requirements of the Securities Act of 1933 (the “Securities Act”) under Section 3(a)(10) thereof; (g) the absence of a material adverse effect in respect of either TransGlobe or VAALCO; (h) to the extent required or necessary,(1) the approval or consent of, or waiver or non-exercise of any material termination, pre-emption or similar rights by, any governmental entity in, or in respect of the interests held by TransGlobe in, Canada and Egypt and (2) no actions or inactions having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any license or permit held by TransGlobe or any of its subsidiaries in respect of the interests held by TransGlobe in Canada and Egypt which is necessary for the proper carrying on of its business; (i) dissent rights not having been exercised (or if exercised, remaining unwithdrawn) with respect to more than 10% of the issued and outstanding TransGlobe shares; and (j) other customary closing conditions, including the accuracy of the other party’s representations and warranties (subject to certain materiality qualifications), and the other party’s compliance with its covenants and agreements contained in the Arrangement Agreement.

Each of VAALCO and TransGlobe is subject to customary restrictions on their respective abilities to solicit alternative acquisition proposals and to provide information to, or engage in discussions with, third parties regarding such proposals, except that each of VAALCO and TransGlobe is permitted in limited circumstances prior to the VAALCO Stockholder Approval or the TransGlobe Shareholder Approval, as applicable, to provide information to, and engage in discussions with, a party which has made an unsolicited acquisition proposal that the VAALCO or TransGlobe board of directors, as applicable, has determined constitutes or would reasonably be expected to constitute a TransGlobe Superior Proposal or VAALCO Superior Proposal, as applicable (each as defined in the Arrangement Agreement). Notwithstanding these no solicitation restrictions, (a) prior to obtaining the VAALCO Stockholder Approval, the Board of Directors of VAALCO may, upon receipt of a VAALCO Acquisition Proposal (as defined in the Arrangement Agreement) that did not result from a material breach of the solicitation restrictions, and that it determines in good faith constitutes a VAALCO Superior Proposal, change its recommendation that the VAALCO stockholders approve the VAALCO Resolutions; and (b) prior to obtaining the TransGlobe Shareholder Approval, the board of directors of TransGlobe may, upon receipt of a TransGlobe Acquisition Proposal (as defined in the Arrangement Agreement) that did not result from a material breach of the solicitation restrictions, and that it determines in good faith constitutes a TransGlobe Superior Proposal, change its recommendation that the TransGlobe shareholders approve the TransGlobe Resolution, in each case, subject to compliance with certain notice and other procedures set forth in the Arrangement Agreement. Before the board of directors of VAALCO or TransGlobe, as the case may be, changes its respective recommendation, the other party must be provided with a five business days’ “match right.”  In addition, in limited circumstances prior to the VAALCO Stockholder Approval or the TransGlobe Shareholder Approval, the boards of directors of each of VAALCO and TransGlobe, respectively, may effect a change of its respective recommendation in response to an applicable intervening event, if the respective board of directors determines in good faith that a failure to effect a change in recommendation would be inconsistent with such board of directors’ fiduciary duties. Before the board of directors of VAALCO or TransGlobe, as the case may be, effects a change in its respective recommendation in response to an intervening event, the other party must be provided with a five business day prior notice period during which such party may propose to amend the terms of the Arrangement and such board of directors must review any such proposal and determine in good faith whether such proposal would obviate the need to effect a change in recommendation.

The Arrangement Agreement contains certain termination rights for both TransGlobe and VAALCO, including where (a) the Arrangement is not consummated on or before October 19, 2022 (subject to extensions by periods of 15 business days if the final order for the Arrangement has not been received from the Court provided that such extensions may not extend the outside date beyond January 31, 2023) (as so extended, the “Outside Date”); (b) a law or order comes into effect prohibiting consummation of the Arrangement and such law or order has become final and non-appealable; or (c) the TransGlobe Shareholder Approval or the VAALCO Stockholder Approval is not obtained at the relevant meeting held for such purpose. Additionally, each of VAALCO and TransGlobe has a separate termination right if (a) the board of directors of the other party changes its recommendation at any time prior to such party’s stockholder or shareholder approval, as the case may be, is obtained; (b) the other party materially breaches its no solicitation restrictions; (c) there has been a material adverse effect on the other party; or (d) the other party breaches its representations, warranties or covenants in a manner that would cause certain conditions precedent to be unfulfilled and incapable of being satisfied by the Outside Date.

The Arrangement Agreement further provides that, upon termination of the Arrangement Agreement under certain circumstances, TransGlobe or VAALCO, as the case may be, will be required to pay a termination fee to the other party (each a “Termination Fee”). TransGlobe is required to pay a Termination Fee of $9.15 million in the following circumstances: (a) VAALCO terminates the Arrangement Agreement because of a change in recommendation by the TransGlobe board of directors prior to the time the TransGlobe Shareholder Approval is obtained; (b) either party terminates the Arrangement Agreement because of a failure to obtain the TransGlobe Shareholder Approval following a change in recommendation by the TransGlobe board of directors; or (c)(1) either party terminates the Arrangement Agreement because the transaction is not completed by the Outside Date or because of a failure to obtain the TransGlobe Shareholder Approval; or (2) VAALCO terminates the Arrangement Agreement because TransGlobe has materially breached its representations, warranties or covenants, but only if, in each case, (i) prior to such termination an acquisition proposal for TransGlobe has been made or publicly announced (and is not withdrawn at least five business days before the TransGlobe shareholder meeting); and (ii) on or prior to the 12 month anniversary of the date of termination TransGlobe consummates any acquisition proposal for TransGlobe or enters into a definitive agreement in respect of an acquisition proposal for TransGlobe, which is subsequently completed (whether or not on or prior to the 12 month anniversary of the date of such termination). VAALCO is required to pay a Termination Fee of $9.15 million in the following circumstances: (a) TransGlobe terminates the Arrangement Agreement because of a change in recommendation by the VAALCO Board of Directors prior to the time VAALCO Stockholder Approval is obtained; (b) either party terminates the Arrangement Agreement because of a failure to obtain the VAALCO Stockholder Approval following a change in recommendation by the VAALCO Board of Directors; or (c)(1) either party terminates the Arrangement Agreement because the transaction is not completed by the Outside Date or because of a failure to obtain the VAALCO Stockholder Approval; or (2) TransGlobe terminates the Arrangement Agreement because VAALCO has materially breached its representations, warranties or covenants, but only if, in each case, (i) prior to such termination an acquisition proposal for VAALCO has been made or publicly announced (and is not withdrawn at least five business days before the VAALCO stockholder meeting); and (ii) on or prior to the 12 month anniversary following the date of termination VAALCO consummates any acquisition proposal for VAALCO or enters into a definitive agreement in respect of an  acquisition proposal for VAALCO, which is subsequently completed (whether or not on or prior to the 12 month anniversary of the date of such termination).

If the Arrangement Agreement is terminated by (i) either VAALCO or TransGlobe as a result of the TransGlobe Shareholder Approval not being obtained; or (ii) by VAALCO as a result of a breach of representation or failure to perform any covenant or agreement on the part of TransGlobe and such breach or failure would cause certain of the conditions in the Arrangement Agreement not to be satisfied, then the Arrangement Agreement provides for an expense reimbursement in favor of VAALCO for reasonable and documented out-of-pocket expenses (up to an aggregate maximum amount of $2.0 million) incurred subsequent to May 16, 2022 and prior to the termination.  If the Arrangement Agreement is terminated by (i) either VAALCO or TransGlobe as a result of the VAALCO Stockholder Approval not being obtained; or (ii) by TransGlobe as a result of a breach of representation or failure to perform any covenant or agreement on the part of VAALCO and such breach or failure would cause certain of the conditions in the Arrangement Agreement not to be satisfied, then the Arrangement Agreement provides for an expense reimbursement in favor of TransGlobe for reasonable and documented out-of-pocket expenses (up to an aggregate maximum amount of $2.0 million) incurred subsequent to May 16, 2022 and prior to the termination.

The foregoing summary of the Arrangement Agreement and the transactions contemplated thereby does not purport to be a complete description of all the parties’ rights and obligations under the Arrangement Agreement and is qualified in its entirety by reference to the Arrangement Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Arrangement Agreement has been included as an exhibit hereto solely to provide investors and securityholders with information regarding its terms. It is not intended to be a source of financial, business or operational information about VAALCO, TransGlobe or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Arrangement Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Arrangement Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Arrangement Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors and securityholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of VAALCO or TransGlobe or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in VAALCO’s public reports. The Arrangement Agreement should not be read alone, but should instead be read in conjunction with the other information regarding VAALCO and TransGlobe that is or will be contained in, or incorporated by reference into, the documents that VAALCO files or has filed with the SEC.

VAALCO expects to file a preliminary proxy statement relating to its stockholders meeting with the SEC in the third or fourth quarters of 2022 and to consummate the Arrangement in either the third or fourth quarters of 2022.

VAALCO Voting Agreements

On July 13, 2022, as an inducement for TransGlobe to enter into the Arrangement Agreement, TransGlobe entered into support and voting agreements (the “VAALCO Voting Agreements”) with directors and certain members of the executive leadership team of VAALCO (each, a “VAALCO Holder”), whereby, among other things, such VAALCO Holders, in their capacities as security holders and not in their capacities as directors or officers of VAALCO have agreed, among other things, (a) to vote or cause to be voted all VAALCO Common Stock, options to purchase VAALCO Common Stock granted, and VAALCO RSUs issued, under the VAALCO Incentive Plans (as defined in the Arrangement Agreement), and any other securities of VAALCO owned or acquired by them during the term of the VAALCO Voting Agreements (the “VAALCO Holder Securities”) in favor of the Arrangement and against any resolution that could reasonably be expected to adversely affect the likelihood of completion of the Arrangement; (b) not to exercise any dissent rights; and (c) not to sell, transfer, pledge or assign any VAALCO Holder Securities, subject to customary exceptions.

The VAALCO Voting Agreements terminate upon the earliest of (a) mutual written consent of the parties; (b) the termination of the Arrangement Agreement in accordance with its terms; or (c) the Effective Time.

The foregoing summary of the VAALCO Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Form of VAALCO Voting Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

TransGlobe Voting Agreements

On July 13, 2022, as an inducement for VAALCO to enter into the Arrangement Agreement, VAALCO entered into support and voting agreements (the “TransGlobe Voting Agreements”) with directors and members of the executive leadership team of TransGlobe (each, a “TransGlobe Holder”), whereby, among other things, such TransGlobe Holders, in their capacities as security holders and not in their capacities as directors or officers of TransGlobe have agreed, among other things, (a) to vote or cause to be voted all TransGlobe common shares, options to purchase TransGlobe common shares, TransGlobe DSUs, TransGlobe PSUs, TransGlobe RSUs and any other securities of TransGlobe owned or acquired by them during the term of the TransGlobe Voting Agreements (the “TransGlobe Holder Securities”) in favor of the Arrangement and against any resolution that could reasonably be expected to adversely affect the likelihood of completion of the Arrangement, and (b) not to sell, transfer, pledge or assign any TransGlobe Holder Securities, subject to customary exceptions.

The TransGlobe Voting Agreements terminate upon the earliest of (a) mutual written consent of the parties, (b) the termination of the Arrangement Agreement in accordance with its terms, (c) VAALCO or AcquireCo decreases the amount of the Consideration or effects a change to the terms of the Arrangement Agreement that is materially adverse to the applicable TransGlobe Holder without his or her consent; or (d) the Effective Time.

The foregoing summary of the TransGlobe Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of TransGlobe Voting Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 3.02.

As described in Item 1.01 of this Current Report on Form 8-K, VAALCO has agreed in the Arrangement Agreement that, if the Plan of Arrangement becomes effective and its acquisition of the issued and outstanding common shares of TransGlobe is thereby completed, VAALCO will issue 0.6727 of a share of VAALCO Common Stock for each issued and outstanding TransGlobe common share, or approximately 49.3 million shares of VAALCO Common Stock (based on the currently issued and outstanding TransGlobe common shares). If issued, and after the consummation of the Arrangement, such shares will represent approximately 45.5% of the total number of outstanding shares of VAALCO Common Stock, calculated based on vested outstanding shares of each company outstanding as of the date of the Arrangement Agreement.

Section 3(a)(10) of the Securities Act exempts from the registration requirements under the Securities Act the issuance of securities which have been approved, after a hearing upon the substantive and procedural fairness of the terms and conditions of the relevant transaction, at which all persons to whom it is proposed the securities will be issued shall have the right to appear, by any court expressly authorized by law to grant such approval. Under the Arrangement Agreement, TransGlobe will submit the Plan of Arrangement to the Court for an interim order permitting notice to all persons to which the Consideration Shares will be issuable. Following TransGlobe’s receipt of the TransGlobe Shareholder Approval and a hearing at which such persons will have the right to appear, TransGlobe will seek a final order from the Court as to the substantive and procedural fairness of the Plan of Arrangement. Such final order is a condition to the consummation of the Plan of Arrangement and the issuance of the Consideration Shares. VAALCO therefore anticipates that, if the Plan of Arrangement becomes effective under the terms and conditions described in the Arrangement (including the receipt of such final order from the Court), the issuance of the Consideration Shares to the TransGlobe shareholders will be exempt from the registration requirements under the Securities Act pursuant to Section 3(a)(10) thereof.

Item 7.01. Regulation FD Disclosure.

On July 14, 2022, VAALCO and TransGlobe issued a joint press release that includes, among other matters, information related to the Arrangement and announcing that VAALCO and TransGlobe will hold a conference call on July 14, 2022 at 11:00 a.m. Eastern Time. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

On July 14, 2022, VAALCO made available an investor presentation that includes, among other matters, information related to the Arrangement. A copy of the investor presentation posted by VAALCO is furnished as Exhibit 99.2 hereto and is incorporated into this Item 7.01 by reference.

The information in this Item 7.01, including Exhibits 99.1 and 99.2 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act, except as otherwise stated in such filings. Similarly, the information on VAALCO’s website shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan,” “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.  Forward-looking statements in this Current Report on Form 8-K may include, but are not limited to, statements relating to (i) the proposed Arrangement and its expected terms, timing and closing, including receipt of required approvals, satisfaction of other customary closing conditions and expected changes and appointments to the executive leadership team and board of directors; (ii) estimates of future drilling, production and sales of crude oil and natural gas; (iii) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (iv) expectations regarding VAALCO’s ability to effectively integrate assets and properties it may acquire as a result of the proposed Arrangement into VAALCO’s operations (v) expectations regarding future exploration and the development, growth and potential of VAALCO’s and TransGlobe’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (vi) expectations regarding future investments or divestitures; (vii) expectations of future dividends and returns to stockholders; (viii) expectations of future balance sheet strength and credit ratings; (ix) expectations of future equity and enterprise value; (x) expectations of the continued listing of VAALCO Common Stock on the NYSE and LSE; (xi) expectations of future plans, priorities, focus and benefits of the proposed Arrangement; and (xii) the combined company’s environmental, social and governance related focus and commitments, and the anticipated benefits to be derived therefrom. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to obtain stockholder, court and regulatory approvals (if any) in connection with the proposed Arrangement; the ability to complete the proposed Arrangement on the anticipated terms and timetable; the possibility that various closing conditions for the Arrangement may not be satisfied or waived; risks relating to any unforeseen liabilities of VAALCO and/or TransGlobe; the tax treatment of the proposed Arrangement in the United States and Canada; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of assets to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the proposed Arrangement may not increase VAALCO’s relevance to investors in the international exploration and production industry, increase capital market access through scale and diversification or provide liquidity benefits for stockholders; and other risks described (i) under the caption “Risk Factors” in VAALCO’s 2021 Annual Report on Form 10-K, filed with the SEC on March 11, 2022; and (ii) in TransGlobe’s 2021 Annual Report on Form 40-F, filed with the SEC on March 17, 2022 or TransGlobe’s annual information form for the year ended December 31, 2021 dated March 17, 2022. Neither VAALCO nor TransGlobe is affirming or adopting any statements or reports attributed to the other (including prior oil and gas reserves information) in this Current Report on Form 8-K or made by the other outside of this Current Report on Form 8-K. More information on potential factors that could affect VAALCO’s or TransGlobe’s financial results will be included in the preliminary and the definitive proxy statements that VAALCO intends to file with the SEC in connection with VAALCO’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the issuance of shares of VAALCO Common Stock in connection with the proposed Arrangement. There may be additional risks that neither VAALCO nor TransGlobe presently knows, or that VAALCO or TransGlobe currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.  In addition, forward-looking statements reflect VAALCO’s and TransGlobe’s expectations, plans or forecasts of future events and views as of the date of this Current Report on Form 8-K. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. No obligation is being undertaken to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Important Information About the Proposed Arrangement and Where to Find It

In connection with the proposed Arrangement, VAALCO intends to file preliminary and definitive proxy statements with the SEC.  The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of VAALCO as of the record date established for voting on the proposed Arrangement and will contain important information about the proposed Arrangement and related matters.  Stockholders of VAALCO and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with VAALCO’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the issuance of shares of VAALCO Common Stock in connection with the proposed Arrangement because the proxy statement will contain important information about VAALCO, TransGlobe and the proposed Arrangement.  When available, the definitive proxy statement will be mailed to VAALCO’s stockholders as of a record date to be established for voting on the proposed Arrangement.  Stockholders will also be able to obtain, without charge, copies of (i) the proxy statement, once available, (ii) the other  filings with the SEC that have been incorporated by reference into the proxy statement and (iii) other filings containing information about VAALCO, TransGlobe and the proposed Arrangement, at the SEC’s website at www.sec.gov or by directing a request to: VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, TX 77042, Attention: Secretary, telephone: (713) 623-0801.

Participants in the Proposed Arrangement Solicitation

VAALCO, TransGlobe and their respective directors and executive officers may be deemed participants in the solicitation of proxies from VAALCO’s stockholders in connection with the proposed Arrangement. VAALCO’s stockholders and other interested persons may obtain, without charge, more detailed information (i) regarding the directors and officers of VAALCO in VAALCO’s 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022, its proxy statement relating to its 2022 Annual Meeting of Stockholders filed with the SEC on April 22, 2022 and other relevant materials filed with the SEC when they become available; and (ii) regarding TransGlobe’s directors and officers in TransGlobe’s 2021 Annual Information Form, which is attached as Exhibit 99.1 to Form 40-F, filed with the SEC on March 17, 2022 and other relevant materials filed with the SEC when they become available.  Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to VAALCO’s stockholders in connection with the proposed Arrangement will be set forth in the proxy statement for the proposed Arrangement when available.  Additional  information regarding the interests of participants in the solicitation of proxies in connection with the proposed Arrangement will be included in the proxy statement that VAALCO intends to file with the SEC.

No Offer or Solicitation

This document shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Arrangement.  This document is for information purposes only and shall not constitute a recommendation to participate in the proposed Arrangement or to purchase any securities.  This document does not constitute an offer to sell or issue, or the solicitation of an offer to buy, acquire or subscribe for any securities in any jurisdiction, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or by means of a prospectus approved by the FCA, or an exemption therefrom.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Arrangement Agreement, dated as of July 13, 2022, by and among VAALCO Energy, Inc., VAALCO Energy Canada ULC and TransGlobe Energy Corporation.
10.1	Form of VAALCO Voting Agreement, dated as of July 13, 2022.
10.2	Form of TransGlobe Voting Agreement, dated as of July 13, 2022.
99.1	Joint Press release, dated July 14, 2022.
99.2	Investor presentation, dated July 2022.

*
 Certain schedules are omitted pursuant to Item 601(b)(2) of Regulation S-K and the registrant agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request. Portions of this exhibit, consisting solely of personally identifiable information, have been omitted in accordance with Item 601(a)(6) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO Energy, Inc.

Date: July 14, 2022	By:	/s/ Jason Doornik
Jason Doornik
Chief Accounting Officer and Controller